                                                                      EXHIBIT 11


                           IGI, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)


(THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)             THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                             JUNE 30,         JUNE 30,             JUNE 30,       JUNE 30,
                                                              1998              1997                1998            1997
                                                           ----------        ----------          ----------      ----------
                                                                           (RESTATED)                           (RESTATED)
Net income (loss) for earnings per share                   $   (1,384)       $      218          $   (1,587)     $     (273)
                                                           ==========        ==========          ==========      ==========

Weighted average shares outstanding                         9,466,667         9,454,461           9,466,667       9,442,419
Common stock equivalents (net of common
      stock deemed reacquired) based on
      average market price                                          -             9,610                   -          91,812
                                                           ----------        ----------          ----------      ----------
Total equivalent shares for diluted computation             9,466,667         9,463,070           9,466,667       9,534,231
                                                           ==========        ==========          ==========      ==========

Per share income (loss):
     Basic                                                 $     (.15)       $      .02          $     (.17)     $      .03
     Diluted                                               $     (.15)       $      .02          $     (.17)     $      .03
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